                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                          Imperial Holly Corporation
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                (Name of Registrant as Specified in its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:


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     (2) Aggregate number of securities to which transaction applies:


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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:


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

                       [IMPERIAL HOLLY CORPORATION LOGO]

I.H. KEMPNER, III
CHAIRMAN

                                            December 17, 1997

Dear Fellow Shareholder:

     The Annual Meeting of Shareholders will be held on Friday, January 30, 1998 at 11:00 a.m. at the Sweetwater Country Club, 4400 Palm Royale Boulevard, Sugar Land, Texas 77479. You are cordially invited to attend. Your Company has recently changed its fiscal year end to September 30, and as a result, Annual Meetings will be held in the first part of the calendar year instead of in July, as has been past practice.

     At the meeting, we will elect four directors; act on a proposal to amend the Company's Stock Incentive Plan to increase the number of shares covered by the plan; and act on the selection of auditors.

     Your Board of Directors joins me in urging you to attend to hear a report on the Company's progress and to meet with members of management. However, even if you plan to attend the meeting in person, I hope you will sign, date and return your proxy as soon as possible. Your vote is always important.

                                          Sincerely,

                                          /s/ I. H. KEMPNER, III

        ONE IMPERIAL SQUARE - P.O. BOX 9 - SUGAR LAND, TEXAS 77487-0009

                           IMPERIAL HOLLY CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD JANUARY 30, 1998

To the Shareholders of Imperial Holly Corporation:

     The 1998 Annual Meeting of Shareholders of Imperial Holly Corporation (the "Company") will be held at the Sweetwater Country Club, 4400 Palm Royale Boulevard, Sugar Land, Texas 77479, on Friday, January 30, 1998, at 11:00 a.m., for the following purposes:

          (1) to elect four directors;

          (2) to consider and act on a proposal to approve an amendment to the Company's Stock Incentive Plan;

          (3) to consider and act upon a proposal to ratify the appointment of the firm Deloitte & Touche LLP, independent certified accountants, as auditors of the Company for its fiscal year ending September 30, 1998; and

          (4) to transact such other business as may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on December 10, 1997 are entitled to notice of and to vote at the meeting.

     The By-Laws of the Company require that the holders of a majority of the outstanding shares of Common Stock entitled to vote be represented in person or by proxy at the meeting in order to constitute a quorum for the transaction of business. Therefore, regardless of the number of shares you hold, it is important that your stock be represented at the meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, WE ASK THAT YOU PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE PREPAID ENVELOPE PROVIDED.

                                            By Order of the Board of Directors

                                            WILLIAM F. SCHWER
                                            Secretary

Sugar Land, Texas
December 17, 1997

                           IMPERIAL HOLLY CORPORATION

                              ONE IMPERIAL SQUARE
                            SUGAR LAND, TEXAS 77478

                                PROXY STATEMENT

                      1998 ANNUAL MEETING OF SHAREHOLDERS

     The accompanying proxy is solicited on behalf of the Board of Directors of Imperial Holly Corporation (the "Company") to be voted at the 1998 Annual Meeting of Shareholders of the Company to be held at the time and place and for the purposes set forth in the foregoing notice. In addition to the original solicitation by mail, certain regular employees of the Company may solicit proxies by telephone, by facsimile, by telegraph or in person. The Company has retained D. F. King & Co., Inc. on customary terms and at a fee estimated not to exceed $4,500, plus reasonable expenses, to assist in soliciting proxies. All expenses of soliciting proxies, including the cost of preparing and mailing this Proxy Statement and the reimbursement of brokerage firms and other nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock, will be borne by the Company. If you attend the meeting, you may vote in person if you wish, even though you have mailed in your proxy. This Proxy Statement and the accompanying proxy are being mailed to shareholders beginning on or about December 17, 1997.

     All duly executed proxies will be voted in accordance with the instructions thereon. However, shareholders who execute proxies retain the right to revoke them at any time before they are voted. The revocation of a proxy shall not be effective until written notice thereof has been given to the Secretary of the Company, unless the person granting such proxy votes in person.

     Unless otherwise indicated on the proxy, shares will be voted by the persons named on the accompanying proxy as follows:

          (a) for the election of the four directors named below;

          (b) for approval of the proposal to amend the Company Stock Incentive Plan; and

          (c) for ratification of the selection of Deloitte & Touche LLP as the Company's independent auditors.

     The majority of the outstanding shares of Common Stock, without par value, of the Company ("Common Stock") entitled to vote must be present in person or by proxy at the meeting in order to constitute a quorum for the transaction of business. Shares underlying a proxy marked "Abstain" on a matter will be considered to be represented at the meeting for quorum purposes.

     Shares registered in the names of brokers or other "street name" nominees for which proxies are voted on some but not all matters will be considered to be present at the meeting for quorum purposes, but will be considered to be voted only as to those matters actually voted, and will not be considered as voting for any purpose as to the matters with respect to which no vote is indicated (commonly referred to as "broker non-votes.")

     Directors are elected by a plurality of votes cast. The affirmative vote of the majority of the shares present and entitled to vote on the matter is required for adoption of the proposals referred to in (b) and (c). Accordingly, abstentions applicable to shares represented at the meeting will have the same effect as no votes and broker non-votes will have no effect on the outcome.

     Pursuant to an Investor Agreement dated August 29, 1996 between the Company, Greencore Group plc, and Earlsfort Holdings B.V. (collectively, the "Investor"), the Investor, who currently holds approximately 27% of the Common Stock outstanding, has agreed to vote in the manner recommended by the Board of Directors with respect to the election of directors. So long as the Investor owns at least 15% of the outstanding voting stock, the Investor has the right to designate two nominees for election as directors, currently Mr. Dilger and Mr. O'Sullivan.

     On September 12, 1997, the Company entered into an Agreement and Plan of Merger (the "Savannah Merger Agreement") to acquire Savannah Foods & Industries, Inc. ("Savannah Foods") in a two-step transaction. The Company acquired 50.1% of Savannah Foods' outstanding common stock on October 17, 1997 pursuant to a tender offer. The Company expects to complete the second step of the acquisition on December 22, 1997 when Savannah Foods is to merge with a wholly-owned subsidiary of the Company (the "Savannah Merger"). Pursuant to the Savannah Merger Agreement, immediately prior to the merger two nominees of Savannah Foods (Mr. Robert L. Harrison and Mr. William W. Sprague III) are expected to be elected as Class II Directors, replacing Mr. Roger W. Hill and Mr. Robert L. K. Lynch, who are expected to resign from the Board. The Savannah Merger Agreement requires that such Savannah Foods' nominees be nominated for reelection to an additional three-year term at the expiration of their initial term.

     The persons named in the accompanying proxy may act with discretionary authority should any nominee become unavailable for election, although management is unaware of any circumstances likely to render any of the nominees unavailable. Management does not intend to bring any other matters before the meeting and has not been informed that any other matters are to be presented to the meeting by others.

     At the close of business on December 10, 1997, the record date for the determination of shareholders entitled to vote at the meeting, the Company had outstanding 14,286,854 shares of Common Stock, which is the only class of stock of the Company outstanding and entitled to vote at the meeting. The December 10, 1997 record date is prior to the scheduled effectiveness of the Savannah Merger, and accordingly shareholders of Savannah Foods that become shareholders of the Company as a result of the Savannah Merger will not be entitled to vote at the 1998 Annual Meeting. Each shareholder is entitled to one vote for each share of Common Stock held. Cumulative voting is not allowed.

                       PROPOSAL 1:  ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three classes designated Class I, Class II and Class III, with staggered terms of office. The number of directors in each of the three classes is to be as nearly equal as possible. After the election of directors at the 1998 Annual Meeting, the terms of office of the Class I directors will extend until the Annual Meeting of Shareholders in 2001 (and until their successors are qualified). The terms of office of the Class II directors extend until the Annual Meeting of Shareholders in 1999 and the terms of office of the Class III directors extend until the Annual Meeting of Shareholders in 2000 (and, in each case, until their successors are qualified). At the 1998 Annual Meeting, it is proposed to elect John D. Curtin, Jr., I. H. Kempner, III, James C. Kempner and Daniel K. Thorne as Class I Directors. All of the nominees are currently serving as directors of the Company.

NOMINEES

     Set forth below is certain information concerning the four nominees for election as directors at the 1998 Annual Meeting, including the business experience of each during the past five years and the age of each nominee on December 10, 1997.

     JOHN D. CURTIN, JR. has been a director of the Company since 1993. Mr. Curtin has been Chairman and Chief Executive Officer of Aearo Corporation, a worldwide manufacturer and supplier of personal protection equipment, from May 1994 to present and was Executive Vice President and a director of Cabot Corporation, a specialty chemicals and materials company and manufacturer of carbon black, from 1989 to 1994. Mr. Curtin, age 64, is a Trustee of Eastern Enterprises, Inc.

     I. H. KEMPNER, III has been Chairman of the Board of Directors of the Company since 1971 and was first elected a director of the Company in 1967. He became Chairman of the Executive Committee in 1978. Mr. Kempner joined the Company in 1964 and served in various executive capacities prior to his election as Chairman of the Board. Mr. Kempner, age 65, is Chairman of the Board of Directors of the Houston Branch of the Federal Reserve Bank of Dallas.

     JAMES C. KEMPNER has been a director since 1988 and has been President and Chief Executive Officer of the Company from 1993 to present. Mr. Kempner, age 58, is also the Chief Financial Officer, a position he has held since he joined the Company in 1988. In 1994, Mr. Kempner was elected President of Imperial Sugar Company, a division of the Company, a position he had held previously. From 1988 to 1993, Mr. Kempner was an Executive Vice President of the Company. Mr. Kempner is also a director of Bouygues Offshore S.A.

     DANIEL K. THORNE was elected a director of the Company in 1988. For more than the past five years, Mr. Thorne has been the President of Star Lake Cattle Company and Star Lake Properties, Inc., which are engaged in cattle and timber operations, and Eagle Island Citrus Corporation, a citrus production operation. Mr. Thorne, age 46, is also President of Star Lake Capital, a venture capital firm.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" JOHN D. CURTIN, JR., I. H. KEMPNER, III, JAMES C. KEMPNER, AND DANIEL K. THORNE AS DIRECTORS.

CONTINUING DIRECTORS

     Set forth below is certain information concerning (i) the eight current directors of the Company whose present terms of office are scheduled to continue until 1999 or 2000, and (ii) the two persons expected to be appointed to the Board of Directors pursuant to the Savannah Merger Agreement prior to the 1998 Annual Meeting, including the business experience of each during the past five years and the age of each such person on December 10, 1997.

Directors in Class II
(Terms Expiring at the 1999 Annual Meeting of Shareholders)

     DAVID J. DILGER has been a director of the Company since October 1996. Mr. Dilger, age 41, has been Chief Executive of Greencore Group plc, an Irish sugarbeet processing company, since 1995 and was Chief Operating Officer of Greencore Group plc from 1991 to 1995. He has been a director of Greencore since January 1992.

     EDWARD O. GAYLORD, who has been a director of the Company since 1978, has been the President and a director of Gaylord & Company, Inc., a venture capital business, since 1988. Since January 1993, he has been Chairman of EOTT Energy Corporation, an oil trading and transportation company. Mr. Gaylord, age 65, is also a director of Seneca Foods Corporation, Essex International, Kinder Morgan Energy Partners, L.P. and The Federal Reserve Bank of Dallas, Houston Branch.

     GERALD GRINSTEIN has been a director of the Company since October 1996. He has been a director of Delta Air Lines, Inc. since 1987 and has served as Chairman of the Board of Directors since August 1997. He served as Chairman and Chief Executive Officer of Burlington Northern Inc., a diversified transportation and railroad company, from 1990 until September 1995 and served as Chairman until his retirement on December 31, 1995. Mr. Grinstein, age 65, is also a director of Browning Ferris Industries, Inc., Pecar, Inc. and Sundstrand Corporation.

     ROBERT L. HARRISON has served as a director of Savannah Foods since 1990. Mr. Harrison, age 57, has been President of Stevens Shipping & Terminal Co. in Savannah, Georgia for more than five years. Mr. Harrison is expected to be appointed a director pursuant to the Savannah Merger Agreement immediately prior to the Savannah Merger.

     ROBERT W. HILL was appointed a Managing Director of the Company in 1995, and has been Executive Vice President and a director of the Company and President and Chief Executive Officer of Holly Sugar Corporation ("Holly Sugar") since 1988, when Holly Sugar was acquired as a wholly owned subsidiary of the Company. Mr. Hill, age 58, joined Holly Sugar in 1963 and served in various capacities throughout his career. Mr. Hill is expected to resign as a director immediately prior to the Savannah Merger.

     ROBERT L. K. LYNCH has been a director of the Company since 1990 and is Chairman of Yaga, Inc., a clothing manufacturer. Mr. Lynch is also Chairman of the Harris & Eliza Kempner Fund. Mr. Lynch, age 48, has been in the real estate restoration, development and management business since 1987 and has been a member of the City Council of Galveston since 1990. Mr. Lynch is a director of the United States National Bank, Galveston, Texas. Mr. Lynch is expected to resign as a director immediately prior to the Savannah Merger.

     WILLIAM W. SPRAGUE III has been President and Chief Executive Officer of Savannah Foods since 1995. He served as President and Chief Operating Officer from 1993 to 1995. Mr. Sprague, age 41, began his career with Savannah Foods in 1983 and has held various positions since then. Mr. Sprague is expected to be appointed a director pursuant to the Savannah Merger Agreement immediately prior to the Savannah Merger.

Directors in Class III
(Terms Expiring at the 2000 Annual Meeting of Shareholders)

     ANN O. HAMILTON, a director of the Company since 1974, was with the World Bank in Washington, D.C. from 1970 until her retirement in 1995. Mrs. Hamilton, age 60, was Senior Adviser to the Vice President, South Asia Region, in 1995. She was Director of the Bangladesh, Bhutan & Nepal Department from 1993 to 1994, and Director of the Population & Human Resources Department from 1987 to 1992.

     HARRIS L. KEMPNER, JR., a director of the Company since 1966, has been President of Kempner Capital Management, Inc., an investment advisory firm, since 1982 and a trustee of the H. Kempner Trust Association since 1967. He served as Chairman of the Board of United States National Bank from 1988 to 1993 when he became Chairman Emeritus. Mr. Kempner, age 57, is a director of TNP Enterprises, Inc. and American Indemnity Financial Corporation and an advisory director of Cullen/Frost Bankers, Inc.

     H. E. LENTZ has been a director of the Company since 1993. Mr. Lentz, age 52, has been a Managing Director of Lehman Brothers Inc., an investment banking firm, since 1993. Prior thereto, Mr. Lentz served as Vice Chairman of Wasserstein Perella & Co. from 1988 to 1993 and as Managing Director of Shearson Lehman Hutton, Inc. from 1984 to 1988. Mr. Lentz serves as a director of the Rowan Companies, Inc.

     KEVIN C. O'SULLIVAN has been a director of the Company since October 1996. Mr. O'Sullivan, age 55, is Chief Financial Officer of Greencore Group plc, an Irish sugarbeet processing company. He has been a director of Greencore since January 1992. Prior thereto, Mr. O'Sullivan was Group Finance Director of Hillsdown Holdings plc, having previously held senior financial positions with other major UK companies.

     FAYEZ SAROFIM, a director of the Company since 1991, is President and Chairman of the Board of Fayez Sarofim & Co., an investment advisory firm he founded in 1958. Mr. Sarofim, age 68, is currently a director of Allegheny Teledyne Corporation, Argonaut Group, Unitrin, Inc. and the Exor Group, S.A

     Mr. I. H. Kempner, III and Mr. James C. Kempner are brothers and are first cousins of Mr. Harris L. Kempner, Jr. In addition, Mrs. Hamilton, Mr. Harris L. Kempner, Jr., Mr. I. H. Kempner, III, Mr. James C. Kempner, Mr. Lynch and Mr. Thorne are each descendants of H. Kempner, a Galveston entrepreneur who died in 1894.

BOARD COMMITTEES AND MEETINGS

     The Company's Board of Directors has five standing committees: Executive, Audit, Executive Compensation, Nominating and Environmental. Except for the Executive Committee, the committees are composed of members who are not officers or employees of the Company or its subsidiaries. The membership and principal responsibilities of the committees are described below.

     At intervals between formal meetings, members of the Board and each committee are provided with information regarding the operations of the Company and are consulted on an informal basis with respect to pending business. Such consultation may lead to Board or committee action between meetings being taken by unanimous written consent.

     The Board met eight times during the twelve-month period ending September 30, 1997. During the twelve-month period ending September 30, 1997, each incumbent director attended at least 75% of the aggregate number of meetings of the Board and its committees on which the director served, with the exception of Mrs. Ann O. Hamilton, who attended 63% of the meetings.

Executive Committee

Members: I. H. Kempner, III (Chairman)
        Edward O. Gaylord
        James C. Kempner

     The Executive Committee exercises the powers of the Board to manage the Company between meetings of the Board. The Executive Committee did not meet during the twelve-month period ending September 30, 1997.

Audit Committee

Members: Harris L. Kempner, Jr. (Chairman)
        Edward O. Gaylord
        Kelvin C. O'Sullivan
        Daniel K. Thorne

     The Audit Committee reviews with the Company's internal auditor and independent certified public accountants the scope and results of their audits, monitors the adequacy of the Company's system of internal controls and procedures, recommends to the Board the selection of the independent certified public accountants and reviews the fees paid for services rendered by such accountants. During the twelve-month period ending September 30, 1997, the Audit Committee met two times.

Executive Compensation Committee

Members: John D. Curtin, Jr. (Chairman)
        Edward O. Gaylord
        Gerald Grinstein
        H.E. Lentz

     The Executive Compensation Committee establishes the salaries, bonuses and other compensation for the Company's directors, executive officers and certain other managerial and professional personnel. The Committee reviews and approves or in some cases recommends to the Board the Company's compensation plans. The Executive Compensation Committee also administers the granting of incentives to eligible employees under the Company's Stock Incentive Plan and administers the Company's incentive bonus plans. The Executive Compensation Committee met two times during the twelve-month period ending September 30, 1997.

Nominating Committee

Members: E. O. Gaylord (Chairman)
        John D. Curtin, Jr.
        David J. Dilger
        H.E. Lentz

     The Nominating Committee recommends to the Board persons to be proposed by the Board for election as directors. The Nominating Committee is also authorized to address director compensation issues and the terms of service of directors. The Nominating Committee will consider nominees recommended by shareholders. Shareholders may submit any such nomination to the Chairman of the Nominating Committee in care of the Company at the address listed on the first page of this Proxy Statement.

Environmental Committee

Members: Robert L. K. Lynch (Chairman)
        A. M. Bartolo (Emeritus Director since October 1996)

     The Environmental Committee oversees all aspects of the Company's environmental policy and compliance with the policy, including the adequacy of management's programs for implementing the environmental policy. The Committee reviews, reports on and makes recommendations to the Board regarding the policy. The Environmental Committee met two times during the twelve-month period ending September 30, 1997.

DIRECTOR REMUNERATION

     Pursuant to the Nonemployee Director Compensation Plan approved at the 1996 Annual Meeting of Shareholders, directors who are not employees of the Company are compensated for their annual retainer, currently $18,000, in the form of shares of Common Stock, rather than cash. The number of shares awarded on the annual election of directors is equal to 167% of the otherwise applicable cash annual retainer, divided by the fair market value per share of Common Stock on the date of such annual election. These shares are subject to restrictions on sale or other transfer, and cannot be sold or transferred until the earliest of a director's death, disability, cessation of status as a director or the occurrence of a change in control of the Company.

     Additionally, each director of the Company who is not an officer of the Company receives $1,000 for each Board meeting attended. Each such director who serves on a committee currently receives $1,000 for each committee meeting attended if the meeting is not held on the same day as a Board meeting. Each director is also reimbursed by the Company for travel expenses incurred in connection with attendance at Board or committee meetings or other business of the Company.

     Under the Company's 1989 Nonemployee Director Stock Option Plan, each director of the Company who is not an employee of the Company is automatically granted an option on the later of (i) July 27, 1989 or (ii) the date the director becomes a director of the Company. Each option permits the optionee to purchase 1,500 shares of Common Stock at an exercise price per share equal to 50% of the fair market value of a share of Common Stock on the date the option is granted. Options granted under the Nonemployee Director Stock Option Plan are not exercisable until the optionee has completed three years of service as a director of the Company. In the event of a "change in control" of the Company (as defined in the Nonemployee Director Stock Option Plan), any unvested portion of the options will immediately become exercisable in full.

     An option to purchase 1,500 shares of Common Stock under the Nonemployee Director Option Plan was granted to Mr. Grinstein during the twelve-months ended September 30, 1997. Options representing 2,250 shares were exercised during the twelve-month period ended September 30, 1997.

     The Imperial Holly Corporation Retirement Plan for Nonemployee Directors is a non-qualified retirement plan providing monthly retirement benefits to retired directors of the Company who never served as employees of the Company. The plan provides for payments, commencing at the later of age 65 or retirement, equal to the retainer received by the director (or the cash equivalent thereof) at the date of the director's retirement for up to ten years after retirement (based on years of service) to a director who retires after completion of three years of service. Death benefits equal to 50% of the retirement benefit are paid to a surviving spouse.

     Mr. Dilger and Mr. O'Sullivan have declined to receive any remuneration for their services as directors.

EXECUTIVE COMPENSATION

     The following table and narrative sets forth the compensation of the chief executive officer and the other four most highly compensated executive officers during the twelve-month period ending September 30, 1997 (collectively, the "named officers") for services rendered in all capacities. In October 1997, the Company changed its fiscal year end from March 31 to September 30. Accordingly, compensation reported in the following table is for the twelve-month period ended September 30, 1997 ("1997T"), as well as the fiscal years ended March 31, 1997 and 1996. As a result, compensation for the six-month period ended March 31, 1997 has been included in both the 1997T amounts and the fiscal year ended March 31, 1997 amounts. Consequently, bonus payments pursuant to the Company's Performance Incentive Plan for the fiscal year ended March 31, 1997, which were paid in May 1977, have been double counted by inclusion in both the 1997T amounts and the fiscal 1997 amounts.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG TERM COMPENSATION
                                                                                ------------------------
                                               ANNUAL COMPENSATION                       AWARDS
                                     ----------------------------------------   ------------------------
                                                                                             SECURITIES
                                                                      OTHER                  UNDERLYING
             NAME AND                                                ANNUAL     RESTRICTED    OPTIONS/
             PRINCIPAL               FISCAL                          COMPEN-      STOCK         SARS
             POSITION                PERIOD    SALARY    BONUS(1)   SATION(2)    AWARD(4)    (NUMBER)(5)
             ---------               ------   --------   --------   ---------   ----------   -----------
James C. Kempner...................   1997T   $377,016   $647,251    $   (3)     $242,046           0
  President, Chief Executive
     Officer                          1997     354,024    316,701        (3)     $242,046           0
  and Chief Financial Officer         1996     354,024          0    57,043             0           0
Roger W. Hill......................   1997T    284,448    281,123        (3)      150,045           0
  Managing Director and President,    1997     284,448    128,947        (3)      150,045           0
  Holly Sugar Corporation             1996     284,448          0    58,140             0           0
Peter C. Carrothers................   1997T    198,408    423,100        (3)      155,316           0
  Managing Director                   1997     166,800    230,700        (3)      155,316           0
                                      1996     166,800      8,340    28,051             0      20,000
William F. Schwer..................   1997T    202,512    412,242        (3)      155,316           0
  Managing Director, Secretary        1997     175,008    222,492        (3)      155,316           0
  and General Counsel                 1996     175,008      8,750    24,954             0      28,000
John A. Richmond...................   1997T    168,504    296,500        (3)      109,893           0
  Managing Director                   1997     158,750    165,500        (3)      109,893           0
                                      1996     134,600          0    25,319             0       8,000

---------------

(1) Bonuses paid were pursuant to the Company's Performance Incentive Plan and include, in the twelve-month period ended September 30, 1997, a relocation bonus of $28,945 for Mr. Hill and include in fiscal year ending March 31, 1997, such relocation bonus of $28,945 for Mr. Hill and a relocation bonus of $15,500 for Mr. Richmond. Annual bonus payments for the fiscal year ended March 31, 1997, paid in May 1997 and included in both 1997T and fiscal 1997 bonus amounts, were $316,701 for Mr. Kempner, $128,947 for Mr. Hill, $230,700 for Mr. Carrothers, $222,492 for Mr. Schwer and $150,000 for Mr. Richmond.

(2) Amounts are primarily payments under the Company's vacation policy and for taxes due on perquisites. Monetary service awards, which are earned on every fifth anniversary of employment, are also included when paid. Mr. James C. Kempner's fiscal year 1996 compensation included $8,361 payment for taxes due on perquisites, a $8,370 automobile allowance, a $23,465 disability insurance policy premium and $13,525 for a bargain vehicle purchase. Mr. Hill's fiscal 1996 other annual compensation included $10,940 in vacation pay, a $5,325 payment for taxes due on perquisites, a $23,355 disability insurance premium and $13,525 for a bargain vehicle purchase. Mr. Carrothers' fiscal year 1996 other annual compensation included a $7,500 automobile allowance and a moving allowance of $11,142. Mr. Schwer's fiscal year 1996 other annual compensation included $2,019 in vacation pay, a $3,196 payment for taxes on perquisites, a $2,753 automobile allowance and $13,525 for a bargain vehicle purchase.

    Mr. Richmond's fiscal 1996 other annual compensation included $3,882 in vacation pay, a $1,794 payment for taxes on perquisites, an $4,780 automobile allowance and $13,525 for a bargain vehicle purchase.

(3) Amount is less than $50,000 or 10% of the sum of salary and bonus.

(4) On May 1, 1997, 86,811 shares of Restricted Stock valued at $911,516 were issued to six executive officers including the named officers. Dividends, if declared, are payable on restricted stock. The grant is included in both 1997T and the fiscal year ended March 31, 1997.

(5) No options granted include SARs.

     The following table sets forth certain information with respect to unexercised options held at September 30, 1997. No options were granted to or exercised by the named officers during the twelve-month period ending September 30, 1997.

                       FISCAL YEAR-END OPTION/SAR VALUES

                                                    NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                                                        OPTIONS/SARS              IN-THE-MONEY
                                                    AT SEPTEMBER 30, 1997       OPTIONS/SARS AT
                                                          (NUMBER)           SEPTEMBER 30, 1997(2)
                                                    ---------------------    ----------------------
                                                      EXER-       UNEXER-      EXER-       UNEXER-
                       NAME                         CISABLE(1)    CISABLE     CISABLE      CISABLE
                       ----                         ----------    -------    ---------    ---------
James C. Kempner..................................    71,475      15,500      $371,981     $ 82,344
Roger W. Hill.....................................    44,475       2,500       228,544       13,281
Peter C. Carrothers...............................    16,250      18,750        89,453      112,734
William F. Schwer.................................    20,000      22,750        71,422      139,890
John A. Richmond..................................    10,700       6,750        54,991       41,297

---------------

(1) The following options include tandem SARs with respect to one-third of the shares subject to the underlying option: 36,975 for Mr. James C. Kempner; 36,975 for Mr. R. W. Hill and 7,750 for Mr. W. F. Schwer.

(2) Calculated based upon the September 30, 1997 average of the high and low market price per share of $14.00 (as reported by the American Stock Exchange) less the exercise price per share, times the number of shares.

RETIREMENT PLAN

     The Imperial Holly Corporation Retirement Plan (the "Retirement Plan") is a tax qualified benefit plan covering salaried (non-union) employees of the Company and its subsidiaries generally, including executive officers. The Company has also adopted a Benefit Restoration Plan for certain participants (including each of the named officers) to supplement the benefits payable under the Retirement Plan to the extent that the limitations on qualified plan benefits mandated by the Internal Revenue Code of 1986, as amended (the "Code"), reduce retirement benefits that would otherwise be payable under the Retirement Plan.

     The following table sets forth estimated annual benefits (before giving effect to Code limits) payable for eligible employees who retire at age 65 (normal retirement age) under the Retirement Plan.

                          TOTAL ANNUAL BENEFIT AMOUNT

         FINAL                                 YEARS OF SERVICE
        AVERAGE       ------------------------------------------------------------------
      COMPENSATION      5        10        15        20        25        30        35
      ------------    ------   -------   -------   -------   -------   -------   -------
    150,000.........  11,642    23,285    34,927    46,570    58,212    69,854    81,497
    250,000.........  19,892    39,785    59,677    79,570    99,462   119,354   139,247
    350,000.........  28,142    56,285    84,427   112,570   140,712   168,854   196,997
    450,000.........  36,392    72,785   109,177   145,570   181,962   218,354   254,747
    550,000.........  44,642    89,285   133,927   178,570   223,212   267,854   312,497
    650,000.........  52,892   105,785   158,677   211,570   264,462   317,354   370,247
    750,000.........  61,142   122,285   183,427   244,570   305,712   366,854   427,997
    850,000.........  69,392   138,785   208,177   277,570   346,962   416,354   485,747

     Effective for periods after January 1, 1997, compensation under the Retirement Plan is defined as salary, bonus, overtime and commissions as reported in the Summary Compensation Table above. For periods prior to January 1, 1997 compensation under the Retirement Plan was defined as taxable earnings, including salary, bonus and other annual compensation reported in the Summary Compensation Table above, as well as the taxable income realized on exercise of stock options and the value for federal income tax purposes of certain employee benefits and other perquisites. Compensation under the Benefit Restoration Plan for periods after August 1, 1994 is defined as authorized base pay plus bonus as reported in the Summary Compensation Table. Prior to August 1, 1994, compensation was defined in the same manner as the Retirement Plan.

     Annual benefits under the Retirement Plan are in addition to social security benefits for employees and are integrated with amounts payable pursuant to annuities distributed to participants in connection with benefits accrued as of the spin-off/termination of predecessors of the Retirement Plan. Benefits are defined in terms of five-year certain and life annuity; several other payment options are available to employees. Effective January 1, 1997, the Retirement Plan was amended to provide benefit levels reflected above which are based in part on social security covered compensation, which varies from year to year. The covered compensation used in the benefit amounts above reflects the level for an individual reaching social security retirement age in the current year. For purposes of the Retirement Plan, the years of service, as of September 30, 1997 for the named officers are as follows: Mr. James C. Kempner (9), Mr. Hill
(34), Mr. Carrothers (3), Mr. Schwer (9), and Mr. Richmond (23).

     The amounts shown above do not include benefits based on employee contributions that were permitted in prior years. The Retirement Plan does not currently allow employee contributions.

     Benefits payable under the Retirement Plan are limited by various provisions of the Code that restrict the amount of compensation that may be taken into account to calculate benefits under qualified plans and other limits on the maximum benefit payable from qualified plans. To the extent the pension calculated pursuant to the table above would exceed the maximum amount permitted by the Code, the difference would be payable from the Benefit Restoration Plan as a discounted lump sum upon the participant's retirement.

  Salary Continuation Plan

     The Company has agreed to provide lump-sum supplemental retirement and death benefits to participants (currently each of the named officers) in the Salary Continuation Plan. The plan also provides for monthly salary continuation payments in the event of disability (as defined). If a participant's employment is terminated prior to retirement for any reason other than death, disability or cause (as defined), the participant will be entitled to receive, upon his attainment of age 55 if his termination is prior thereto, the actuarial equivalent (as defined) of the payment he would have received had he retired at age 62 (in certain cases, reduced according to a vesting schedule specified in the applicable agreement). The Salary Continuation Plan allows participants who are 100% vested and who have attained the age of 55 to receive their benefits without termination of employment if approved by the Executive Compensation Committee. No amounts will be due under the plan to a participant who is terminated for cause. The estimated amounts payable upon retirement at or after age 62 for each of the named officers are as follows: $1,562,818 for Mr. James
C. Kempner, $790,372 for Mr. Hill, $157,731 for Mr. Carrothers, $598,349 for Mr. Schwer and $254,942 for Mr. Richmond.

  Employment Agreements and Related Arrangements

     The Company has Employment Agreements expiring in July 1998, with each of Messrs. James C. Kempner, Hill and Schwer. The Employment Agreements provide that the Company will employ the executive at an annual base salary not less than an amount specified in the Employment Agreement. If terminated by the Company for any reason other than a "Non-Salary Event" (cause (as defined), death or total and permanent disability (as defined)), the executive will be entitled to receive as liquidated damages the present value of the greater of his minimum base salary provided for in the Agreement, or the salary then being paid to him, for the remaining term of employment as if there had been no termination. If the named officer had been terminated as of September 30, 1997, payments under the Employment Agreements would have been $324,918 for Mr. James
C. Kempner, $231,051 for Mr. Hill, and $186,837 for Mr. Schwer.

     The Company has Change of Control Agreements with eleven of its executive officers, including Mr. Carrothers. The Change of Control Agreements provide that in the event of an "Involuntary Termination of Employment" (as defined) during the period commencing on the effective date of a change in control (as defined) and ending one year after that date, the Employee shall be entitled to receive, within 30 days after the Employee's Involuntary Termination of Employment, a lump sum payment equal to three times the Employee's base amount (defined under Section 280G of the Code) minus $1.00. If a change of control had occurred and if there was an Involuntary Termination of Employment at September 30, 1997, the amount due under the Change of Control Agreement would have been $563,000 for Mr. Carrothers.

     The Company has Severance Pay Agreements with Messrs. James C. Kempner, Hill, Carrothers and Schwer and another executive officer. The Severance Pay Agreements provide that in the event of the executive officer's death or involuntary termination of employment (as defined) prior to his attaining age 65 but after a change in control of the Company (as defined), the executive officer or his beneficiary shall be entitled to receive a payment equal to the greater of (i) the product of one-fourth of the executive officer's average monthly salary over the preceding twelve months multiplied by the number of full years of service with the Company and its affiliates, or (ii) the total of the annual bonuses received during the 36 months preceding his death or involuntary termination of employment. If a change of control had occurred and if the service of the named officers had been terminated as of September 30, 1997 under the conditions described above, the amounts due under the Severance Pay Agreements would have been $316,701 for Mr. James C. Kempner, $201,484 for Mr. Hill, $239,040 for Mr. Carrothers and $231,242 for Mr. Schwer.

     The Company has understandings with Mr. I. H. Kempner, III providing that Mr. Kempner will provide consulting services to the Company concerning sugar industry related matters and that for such services the Company will pay Mr. Kempner a monthly retainer of $3,500 and a per diem amount for each day of travel on Company business. These arrangements are scheduled to expire on December 31, 1998.

     The Benefit Restoration Plan and the Salary Continuation Plan provide for full vesting of benefits in the event of a change in control of the Company (as defined). Payments may become due under the Severance Pay Agreements only after a change in control. Such plans and agreements provide that the aggregate present value of all "parachute payments" (within the meaning of Section 280G of the Code) shall not exceed one dollar less than three times the executive's "base amount" (within the meaning of Section 280G).

     The Company has established an Executive Benefits Trust which may be used to fund its obligations under certain otherwise unfunded benefit, retirement and deferred compensation plans providing benefits to executive officers of the Company in the event of a change in control.
                           -------------------------

     The Report of the Executive Compensation Committee on Executive Compensation and the Shareholder Return Performance Graph which follow shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such report and graph by specific reference.

  Shareholder Return Performance Graph

     The following graph compares the cumulative total shareholder return on the Common Stock to the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Food Index for the last five fiscal years ending March 31 and the six-month period ending September 30, 1997. The graph assumes that the value of the investment in the Common Stock and each index was $1.00 at March 31, 1992 and that all dividends were reinvested on a quarterly basis.

        Measurement Period
      (Fiscal Year Covered)               IHK .            S&P 500 .           S&P Food .
March 93                                         1.00                1.00                 1.00
March 94                                         0.71                0.99                 0.90
March 95                                         0.71                1.11                 1.04
March 96                                         0.71                1.43                 1.28
March 97                                         0.91                1.66                 1.54
Sept 97                                          1.06                2.10                 1.83

                 REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The Executive Compensation Committee of the Board of Directors of Imperial Holly Corporation (the "Committee") bears the responsibility for decisions pertaining to compensation matters of the Company's Chief Executive Officer and the other officers of the Corporation. The Committee monitors, with the use of outside experts, competitive markets and compliance matters, and reviews the effectiveness of current plans and formalizes plans and recommendations associated with compensation matters and reports these items to the Board. The Committee also serves in an advisory capacity for the non-executive positions with respect to salary administration policy, employee development and related strategic pay and performance issues. An independent compensation consultant advises the Committee on market compensation practices, providing both quantitative and qualitative information on industry peers as well as comparably sized companies.

     In its capacity of monitoring and administering performance management programs for the executive staff, the Committee reviews and recommends to the Board the annual plan for possible salary adjustments, promotions, incentive and stock awards. This role may include any mid-year compensation issues pertaining to executive staffing or status change issues as may be presented by the Chief Executive Officer. The Chief Executive Officer works with the Committee and provides details on recommended salary actions for his subordinates, for annual incentive plan targets and for specific stock awards for his staff. The Committee independently reviews the performance of the Chief Executive Officer.

COMPENSATION PROGRAM FOR COMPANY EXECUTIVES

     The Company's executive compensation program, as implemented and overseen by the Committee, reflects a policy which attempts to retain and motivate key members of management. This objective is enabled by the sum of the compensation elements of base pay, annual incentive and long-term compensation.

     Base salaries: Base salaries are intended to be competitive. The Chief Executive Officer has developed a flat infrastructure of general management to run the diverse functions of administration, finance, legal, agricultural operations, marketing and sales and plant operations. The base pay levels for the senior management staff are, on the average, at market for jobs of similar scope among similar capitalized firms in the food products and services industry.

     Annual incentive: Annual bonus plan values from the Company's Executive Officer Bonus Plan established for fiscal year ending March 31, 1997 and the six-month period ending September 30, 1997 were constructed to provide market average total compensation potential upon achievement of targeted financial criteria established in the beginning of the fiscal period. The bonus plan provides for second quartile pay opportunities in the event the incentive plan's stretch target is achieved. The financial objective of the bonus plan is currently earnings per share. The Committee has the discretion to pay out more or less than the formula amount based upon individual performance. Using the formula as a significant guidepost, the annual bonus can be paid in cash or stock or both, at the Committee's discretion. The plan also contains provisions to allow for discretionary bonuses for exemplary activities. The Company's financial performance for the fiscal year ended March 31, 1997 was such that an award level between target and stretch was attained. Performance for the six-month period ended September 30, 1997 was at the stretch level, and bonuses of one-half the maximum annual bonus were paid. The Committee acknowledged the turnaround accomplished in the Company's financial results for the fiscal year ending March 31, 1997, which was continued in the six-month period ending September 30, 1997. Incentive plan earnings beyond target were paid in the fiscal year ended March 31, 1997 in part by the restricted stock awards enumerated in the Summary Compensation Table above.

     Long-term Incentives: The compensation plans of the Company have historically and are expected to continue to rely on non-qualified stock options and other forms of stock based compensation to provide capital accumulation opportunities commensurate with its shareholders.

     During fiscal 1997 and the six-month period ended September 30, 1997, no options were granted to the named executive officers. The Committee will continue to monitor the effectiveness of the existing option agreements in light of available options, previous allocations to the plans and the potential value of future awards and make recommendations to the Board and shareholders for additional stock for long term incentives when appropriate.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The Committee administers the compensation programs of Mr. James C. Kempner consistent with the objectives enumerated for the executive group. Mr. Kempner's compensation is targeted to be at or near the market average for the top-paid executive in similarly capitalized companies in the foods products and services industry. As reported in our report in the June 1997 proxy statement, Mr. Kempner was granted an increase of $45,984 to a salary of $400,008, effective April 1, 1997.

     The fiscal year ending March 31, 1997 and six-month period ended September 30, 1997 plan funded bonuses for the Company's senior executives as described above, including the Chief Executive Officer, based on the Company's financial results. The fiscal year ending March 31, 1997 bonus paid Mr. Kempner consisted of $316,701 in cash plus 23,052 shares of restricted stock. The six-month period ending September 30, 1997 bonus paid Mr. Kempner was $330,550 in cash.

     Section 162(m) of the Code does not allow a federal income tax deduction of certain compensation to any covered employee in excess of $1 million per year, unless the compensation meets certain standards for performance-based compensation. The Committee believes that the Company's stock options currently qualify as performance-based compensation. The Committee does not anticipate that any executive officer will receive other compensation in excess of the limit during the fiscal year ending September 30, 1998. Therefore, the Committee did not take any action concerning the limit during the six-month fiscal transition period ended September 30, 1997. The Committee will continue to monitor this situation and will take appropriate action if warranted in the future.

                                      THE EXECUTIVE COMPENSATION COMMITTEE
                                        John D. Curtin, Jr., Chairman
                                        Edward O. Gaylord
                                        Gerald Grinstein
                                        Henry E. Lentz

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Gaylord is a member of the Executive Compensation Committee. In 1989, the Company became one of the limited partners of ChartCo Terminal, L.P. ("ChartCo") upon the formation thereof and made a capital contribution of $1,000,000 to ChartCo. A company owned by Mr. Gaylord is the general partner of ChartCo, which owns an interest in a fuel oil terminal in Houston, Texas. The percentage interests of the partners in ChartCo are in proportion to their respective capital contributions.

     In connection with the Company's acquisition of Savannah Foods and related financing transactions, Lehman Brothers Inc. ("Lehman Brothers") has provided investment banking and other services to the Company and has acted as financial advisor to the Company, for which it has received customary fees. Lehman Brothers is also acting as underwriter for a series of senior subordinated notes expected to be issued by the Company. An affiliate of Lehman Brothers acted as an arranger and agent for certain credit facilities entered into by the Company and received customary fees in connection therewith.

     Additionally, in 1991, the Company entered into an interest rate swap with Lehman Brothers which continued until October 1996. Mr. Lentz, who was elected a director of the Company in December 1993, became a Managing Director of Lehman Brothers in March 1993. In 1996, Mr. Lentz became a member of the Executive Compensation Committee.

SECURITY OWNERSHIP

     The following table sets forth certain information with respect to the ownership of Common Stock as of December 10, 1997 of each director of the Company, each of the named officers, each person known to the Company to be the beneficial owner of 5% or more of Common Stock and all directors and executive officers of the Company as a group. Unless otherwise indicated, the beneficial owners have sole voting and investment power over the shares of Common Stock listed below.

                                                               BENEFICIAL OWNERSHIP
                                                                  OF COMMON STOCK
                                                              -----------------------
                                                               NUMBER      PERCENTAGE
                            NAME                              OF SHARES     OF CLASS
                            ----                              ---------    ----------
Peter C. Carrothers(1)(2)...................................     39,309          *
John D. Curtin, Jr.(1)......................................      8,142          *
David J. Dilger(3)..........................................  3,800,000       26.6%
Edward O. Gaylord...........................................     18,942          *
Greencore Group plc.........................................  3,800,000       26.6%
  St. Stephen's Green House
  Earlsfort Terrace
  Dublin 2, Ireland
Gerald Grinstein............................................      2,466          *
Ann O. Hamilton(5)..........................................    227,120        1.6%
Roger W. Hill(1)(2).........................................     70,798          *
Harris L. Kempner, Jr.(6)(7)................................    456,944        3.2%
I. H. Kempner, III(1)(4)(6)(8)..............................    733,679        5.1%
  P. O. Box 25
  Sugar Land, Texas 77487-0025
James C. Kempner(1)(2)(6)(9)................................    554,940        3.9%
H. E. Lentz.................................................     19,142          *
Robert L. K. Lynch(4)(10)...................................    414,304        2.9%
Archer-Daniels-Midland Company..............................    734,400        5.1%
  P. O. Box 1470
  Decatur, Illinois 62525
Kevin C. O'Sullivan(3)......................................  3,800,000       26.6%
John A. Richmond(1)(2)......................................     31,959          *
Fayez Sarofim...............................................    681,142        4.8%
William F. Schwer(1)(2).....................................     47,040          *
Daniel K. Thorne(4)(11).....................................    695,718        4.9%
United States National Bank(12).............................  1,937,456       13.6%
  P. O. Box 179
  Galveston, Texas 77553

                                                               BENEFICIAL OWNERSHIP
                                                                  OF COMMON STOCK
                                                              -----------------------
                                                               NUMBER      PERCENTAGE
                            NAME                              OF SHARES     OF CLASS
                            ----                              ---------    ----------
Harris K. Weston(6)(13).....................................  1,347,563        9.4%
  Dinsmore & Shohl
  1900 Chemed Center
  255 East 5th Street
  Cincinnati, Ohio 45202
All directors and executive officers as a group (22
  persons)(1)(2)............................................  6,927,161       48.5%

---------------

  * Percentage of shares of Common Stock beneficially owned does not exceed 1% of the class.

 (1) Includes shares subject to stock options exercisable within 60 days as follows: I. H. Kempner, III, 96,925 shares; Peter C. Carrothers, 21,250 shares; John D. Curtin, Jr., 750 shares; Roger W. Hill, 46,975 shares; James C. Kempner, 86,975 shares; John A. Richmond 13,700 shares; William F. Schwer, 28,750 shares; and all directors and executive officers as a group, 396,000 shares.

 (2) Includes restricted shares as follows: Mr. Carrothers 14,792; Mr. Hill 14,290; Mr. James C. Kempner, 23,052; Mr. Richmond, 10,466; Mr. Schwer 14,792; and all executive officers as a group, 86,811 shares.

 (3) Consists of the shares held by Greencore Group plc, of which Mr. Dilger is the Chief Executive Officer and a director and Mr. O'Sullivan is the Chief Financial Officer and a director. Messrs. Dilger and O'Sullivan disclaim beneficial ownership of such shares.

 (4) Includes 134,187 shares of Common Stock owned by the Harris and Eliza Kempner Fund, a charitable foundation, as to which Mr. I. H. Kempner, III, Mr. Lynch and Mr. Thorne share voting power and investment power as co-trustees along with other trustees.

 (5) Includes 49,072 shares of Common Stock owned by a testamentary trust as to which Mrs. Hamilton is successor trustee and has voting and investment power.

 (6) Includes 332,363 shares of Common Stock owned by the H. Kempner Trust Association, over which I. H. Kempner, III, James C. Kempner, Harris L. Kempner, Jr. and Harris K. Weston share voting power and investment power as co-trustees with one other co-trustee.

 (7) Includes 6,420 shares of Common Stock held by Mr. Kempner's wife, as to which he shares voting and investment power. Mr. Kempner disclaims beneficial ownership as to such shares.

 (8) Includes 4,443 shares of Common Stock held by Mr. Kempner's wife, as to which Mr. Kempner disclaims beneficial ownership.

 (9) Includes 6,750 shares of Common Stock owned by a trust of which Mr. Kempner is a beneficiary.

(10) Includes 188,891 shares of Common Stock owned by a testamentary trust as to which Mr. Lynch is the income beneficiary and has a power of appointment. Mr. Lynch does not have voting or investment power with respect to such shares. Also includes 45,367 shares of Common Stock held by a revocable trust for the benefit of Mr. Lynch's sister of which Mr. Lynch is co-trustee and shares voting and investment power with two other co-trustees. Mr. Lynch disclaims beneficial ownership over the shares held in trust for his sister.

(11) Includes 327,142 shares of Common Stock owned by a testamentary trust as to which Mr. Thorne is the sole beneficiary and a co-trustee. Also includes 166,947 shares owned by the Alan Pryce-Jones Trust, of which Mr. Thorne is a co-trustee, and 18,722 shares owned by the Daniel K. Thorne Foundation, of which Mr. Thorne is President. Also includes 875 shares owned by his wife of which Mr. Thorne disclaims beneficial ownership.

(12) Consists of 1,937,906 shares of Common Stock which United States National Bank holds as trustee of various trusts for descendants of H. Kempner, including the 188,891 shares listed in Note 10 but not including any shares that are held in nominee form for others. United States National Bank has sole voting power over 1,937,456 shares. The information given is based on a Statement on Form 4 filed by the shareholder with the Commission and other information furnished by the stockholder.

(13) Includes 2,700 shares of Common Stock held by Mr. Weston's wife and 46,800 shares of Common Stock held by Mr. Weston's daughters. Mr. Weston disclaims beneficial ownership as to such shares. Also includes 106,200 shares of Common Stock owned by Mr. Weston as trustee for two trusts for the benefit of Mr. Weston's daughters and 396,000 shares of Common Stock owned by Mr. Weston as trustee of three charitable annuity lead trusts, as to all of which shares Mr. Weston disclaims beneficial ownership.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires officers and directors of the Company and beneficial owners of more than 10% of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the American Stock Exchange. Officers, directors and greater than 10% shareholders are required to furnish the Company with copies of all Section 16(a) forms they file.

     Based on a review of Forms 3 and 4 and amendments thereto filed during the twelve-month period ending September 30, 1997 and Forms 5 and amendments thereto, or written representations that no Form 5s were required, the Company believes that during the twelve-month period ending September 30, 1997, all
Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were in compliance.

OTHER INFORMATION

     Fayez Sarofim & Co. acts as an investment advisor to the Company, the Retirement Plan and other employee benefit plans maintained by the Company. During the twelve month period ending September 30, 1997, Fayez Sarofim & Co. received approximately $379,000 for such services. Fayez Sarofim, a director, is Chairman of the Board, President and owner of a majority of the outstanding capital stock of Fayez Sarofim & Co.

               PROPOSAL 2:  AMENDMENT TO THE STOCK INCENTIVE PLAN

EXISTING STOCK INCENTIVE PLAN

     In 1988, the shareholders of the Company approved the adoption of the Imperial Holly Corporation Stock Incentive Plan, which provides for the granting to certain officers and key employees of the Company and its participating subsidiaries (approximately 500 participants at December 10, 1997) of incentive awards in the form of stock options, stock appreciation rights ("SARs") and restricted stock. In 1993, the shareholders approved an amendment to the plan which provided for issuance of performance shares and performance units. The plan was most recently amended in 1996, when the shareholders approved an amendment to increase the number of shares subject to the plan from 812,500 to 1,062,500 (as amended, the "Stock Incentive Plan"). The Executive Compensation Committee of the Board of Directors has discretion to select the employees to be granted awards, to determine the type, size and terms of such awards, to determine the time when awards will be granted and to prescribe the form of the instruments evidencing awards made under the Stock Incentive Plan.

     Options are rights to purchase a specified number of shares of Common Stock at a price not less than the fair market value of the shares of Common Stock at the time the option is granted, with cash or other shares of Common Stock owned by the optionee or both. Options are exercisable at such time and upon such terms as are determined by the Executive Compensation Committee and expire no later than ten years after the date they were granted. Options may constitute either incentive stock options within the meaning of Section 422 of the Code or nonqualified options. SARs are rights to receive, without payment to the Company, cash or shares of Common Stock or both in lieu of the purchase of shares of Common Stock under the related stock options to which the SARs are attached. A restricted stock award is an award of shares of Common Stock that may be subject to a restriction against transfer as well as a repurchase option exercisable by the Company upon the termination of the participant's employment during a period set by the Executive Compensation Committee. During such period, the employee generally has the right to vote and receive any dividends declared on the shares covered by the restricted stock awards.

     Performance shares are contingent awards of Common Stock based upon Company performance over a period of not less than three years (a "Performance Period") relative to objective performance criteria (such as return on equity or capital or any other financial measures) ("Performance Objectives") established by the Executive Compensation Committee at the time of grant. Performance units are contingent awards (expressed in a stated dollar amount or a formula) that may be earned based on Company performance over a Performance Period relative to Performance Objectives established at the time of grant. Performance shares and performance units may be paid in cash or Common Stock. The Executive Compensation Committee determines at the time of grant the portion of a grant of performance shares or performance units that may be payable if the Company achieves intermediate levels of the Performance Objectives.

     The Stock Incentive Plan currently provides for the issuance of up to a total of 1,062,500 shares of the Company's Common Stock. No awards may be made under the Stock Incentive Plan after April 29, 2003. Awards under the Stock Incentive Plan are subject to adjustment in the event of a stock dividend, stock split, recapitalization or combination of the Common Stock. In the event of certain mergers, consolidations, plans of exchange or other reorganizations of the Company, outstanding awards under the Stock Incentive Plan are subject to adjustment to reflect the terms of such transaction. In addition, upon the dissolution or liquidation of the Company or upon any merger or consolidation of the Company in which the Company is not the surviving corporation, all awards under the Stock Incentive Plan will become fully vested.

     Awards under the Stock Incentive Plan are not transferable except by will and by the laws of descent and distribution. Except when a participant's employment terminates as a result of death, disability or retirement under an approved retirement plan, an option may be exercised only if the participant is an officer, employee or director of the Company or a subsidiary at the time of exercise. An option may also be exercised within one year after the death of a participant or within three months after termination of employment as a result of disability or retirement under an approved retirement plan, but only to the extent exercisable at death or termination of employment and only if the term of the option has not previously expired. The Stock Incentive Plan allows for the satisfaction of a participant's tax withholding in respect of an award by the withholding of shares of Common Stock issuable pursuant to the award or the delivery by the participant of previously owned shares of Common Stock, in either case valued at the fair market value thereof. On December 10, 1997, the last reported sales price of the Common Stock on the American Stock Exchange was $9.961 per share.

     The Stock Incentive Plan may be amended by the Board of Directors, except that no amendment that increases the number of shares of Common Stock subject to the Stock Incentive Plan may be made without shareholder approval, and no amendment that adversely affects any right of a participant with respect to any award previously granted may be made without the consent of the participant.

PROPOSED AMENDMENT

     As noted above, the Stock Incentive Plan currently provides for the issuance of up to 1,062,500 shares of Common Stock. As of December 10, 1997, a total of 221,239 shares had been issued under the Stock Incentive Plan and options to purchase an additional 582,894 shares were outstanding, leaving only 258,367 shares available for future awards. As a result of the Savannah Merger, the Company's operation and number of employees will be significantly expanded, and the outstanding Common Stock will be significantly increased. The Board of Directors believes that the remaining shares authorized for grant under the Stock Incentive Plan are insufficient to serve the purposes of the plan. On October 31, 1997, the Board of Directors approved a proposed amendment to the Stock Incentive Plan that would increase the number of shares of Common Stock subject to the plan by 2,500,000. Approval of the proposed amendment will also constitute ratification of the plan as amended thereby, including the eligibility provisions thereof, with the effect that incentive stock options may be granted under the plan until the plan's expiration. The Company believes the amendment will enable the Stock Incentive Plan to continue to advance the interests of the Company and its shareholders by providing deferred stock incentives to key employees.

     The amount and type of awards to be granted in the future to the named officers, to all executive officers as a group and to all other employees are not currently determinable. The Stock Incentive Plan does not permit the grant of awards to directors who are not employees.

     Approval of the amendment to the Stock Incentive Plan will require the affirmative vote of a majority of the shares of Common Stock present and entitled to vote on the matter. Accordingly, abstentions will have the same effect as no votes, and broker non-votes applicable to shares represented at the meeting will have no effect. The persons named on the accompanying proxy will vote in accordance with the choice specified thereon, or, if no choice is properly indicated, in favor of the approval of the amendments to the Stock Incentive Plan.

CERTAIN TAX CONSEQUENCES

     Options granted under the Stock Incentive Plan may constitute either "incentive stock options" within the meaning of Section 422 of the Code or non-qualified options. In certain instances, the tax treatment under the Code of stock options qualifying as incentive stock options is more favorable to employees than the tax treatment accorded non-qualified options. Generally, upon the exercise of an incentive stock option, the optionee will recognize no income for federal income tax purposes. The difference between the exercise price of the incentive stock option and the fair market value of the Common Stock at the time of purchase is, however, an adjustment to alternative minimum taxable income that may require payment of an alternative minimum tax. On the sale of the shares acquired by exercise of an incentive stock option (assuming that the sale does not occur within two years from the date of grant of the option or within one year from the date of exercise), any gain will be taxed to the optionee as mid-term or long-term capital gain, as applicable. The Company will not be entitled to a tax deduction upon the grant or exercise of an incentive stock option, except to the extent an optionee recognizes ordinary income as a result of the disposition of the share prior to the expiration of the required holding period.

     Upon the exercise of a non-qualified option, the optionee recognizes taxable income (subject to withholding) in an amount equal to the difference between the fair market value on the date of exercise of the Common Stock purchased and the exercise price. Upon any sale of shares acquired upon exercise of a non-qualified option, any difference between the sales price and the fair market value of the shares on the date of exercise of the non-qualified option will be treated generally as capital gain or loss. Upon the exercise of a non-qualified option, the Company is entitled to a deduction for federal income tax purposes in an amount equal to the income recognized by the employee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE STOCK INCENTIVE PLAN.

               PROPOSAL 3:  RATIFICATION OF INDEPENDENT AUDITORS

     The Board of Directors, upon recommendation of the Audit Committee, has approved and recommended the appointment of Deloitte & Touche LLP, independent certified public accountants, as auditors of the Company's financial statements for the year ending September 30, 1998. Deloitte & Touche LLP has served as auditors for the Company for over 25 years. Neither such firm nor any of its associates has any relationship with the Company except in their capacity as auditors.

     A representative of Deloitte & Touche LLP is expected to attend the 1998 Annual Meeting and be available to respond to appropriate questions raised during the meeting by shareholders. Such representative will also have an opportunity to make a statement during the meeting if he so desires.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S AUDITORS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1998.

                                 OTHER MATTERS

     A copy of each of the Company's Annual Report to Shareholders and the Company's Transition Report on Form 10-K, including financial statements for the six-month transition period ending September 30, 1997, accompany this Proxy Statement but are not a part of the proxy soliciting material.

                             SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the Company's 1999 Annual Meeting of Shareholders, and otherwise eligible, must be received by the Company (at the address indicated on the first page of this Proxy Statement) no later than August 20, 1998 to be eligible for inclusion in the Company's proxy material relating to that meeting.

REGARDLESS OF THE NUMBER OF SHARES OWNED, IT IS IMPORTANT THAT THEY BE REPRESENTED AT THE MEETING, AND YOU ARE RESPECTFULLY REQUESTED TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY AT YOUR EARLIEST CONVENIENCE.

                                            By Order of the Board of Directors

                                            WILLIAM F. SCHWER
                                            Secretary

                               FORM OF PROXY CARD
--------------------------------------------------------------------------------


                           IMPERIAL HOLLY CORPORATION

                      1998 ANNUAL MEETING OF SHAREHOLDERS
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints James C. Kempner, Karen L. Mercer and Roy E. Henderson, and each of them, with full power of substitution, the attorneys and proxies of the undersigned to vote all of the shares of Common Stock, without par value, of Imperial Holly Corporation (the "Company") that the undersigned would be entitled to vote, with all power that the undersigned would possess if personally present, at the 1998 Annual Meeting of Shareholders of Imperial Holly Corporation to be held on January 30, 1998 and at any adjournment or postponement thereof, on the matters as designated herein and, in their discretion, on such other matters as may properly come before the meeting or adjournments thereof, all as set forth in the accompanying Proxy Statement.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED ON THE REVERSE. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ELECTION AS DIRECTORS OF ALL OF THE NOMINEES LISTED ON THE REVERSE. A majority (or if only one, then that one) of the proxies or substitutes acting at the meeting, or at adjournment or postponement, may exercise the powers conferred by this Proxy. Receipt of the Notice of Meeting and Proxy Statement is hereby acknowledged. This Proxy revokes all prior proxies given by the undersigned

                   (Continued, and to be signed and dated, on the reverse side.)

                   IMPERIAL HOLLY CORPORATION
                   P.O. BOX 11110
                   NEW YORK, N.Y. 10203-0110

                               FORM OF PROXY CARD
                                 (Reverse Side)

1.  To elect four directors to serve for the   FOR all nominees  [ ]  WITHHOLD AUTHORITY to vote  [ ]    *EXCEPTIONS   [ ]
    terms set forth in the proxy statement.    listed below           for all nominees listed below.

Nominees: John D. Curtin, Jr., I.H. Kempner III, James C. Kempner and Daniel K. Thorne
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S
NAME IN THE SPACE PROVIDED BELOW).
*Exceptions _______________________________________________________________________________________________________________________

2.  To consider and act upon a proposal to approve an Amendment  3. To consider and act upon a proposal to ratify the appointment
    to the Company's Stock Incentive Plan.                          of the firm Deloitte & Touche LLP, independent certified public accountants, as auditors of the Company for its fiscal year ending September 30, 1998.

    FOR   [ ]  AGAINST   [ ]  ABSTAIN   [ ]                         FOR   [ ]  AGAINST   [ ]  ABSTAIN   [ ]

4.  To transact such other business as may properly come before the meeting or any adjournment thereof.
                                                                                Change of Address and    [ ]
                                                                                or Comment Mark Here


                                                                         Please sign exactly as name or names appear on the proxy.
                                                                         If stock is held jointly, each holder should sign. If
                                                                         signing as attorney, trustee, executor, administrator,
                                                                         custodian, guardian  or corporate officer, please give
                                                                         full title.

                                                                         DATED: _____________________________________________ 19__

                                                                         SIGNED __________________________________________________

                                                                         _________________________________________________________

                                                                         VOTES MUST BE INDICATED    [X]
    PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE       (X) IN BLACK OR BLUE INK.
    ENCLOSED ENVELOPE.